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                     [D & K HEALTHCARE RESOURCES, INC. LOGO]

FOR IMMEDIATE RELEASE

                  D&K HEALTHCARE RESOURCES ANNOUNCES EXPANSION
                        AND EXTENSION OF CREDIT FACILITY

-        TOTAL FACILITY INCREASED FROM $600 MILLION TO $635 MILLION

-        TERM EXTENDED TWO YEARS TO MARCH 2009

-        EARNINGS RELEASE FOR FY05 Q2 SCHEDULED FOR JANUARY 26, 2005

St. Louis, MO - January 10, 2005 - D&K Healthcare Resources, Inc. (NASDAQ: DKHR) today announced an amendment to its credit facility. The amended credit facility, an asset-based senior secured revolving credit facility, increases D&K's available credit from $600 million to $635 million through the addition of a $35 million last-out tranche. In addition, the term of the facility is extended by two years to March 2009 and includes an accordion feature that would allow the Company to expand the facility to $735 million. The interest rate on the credit facility continues to be based on the 30-day LIBOR rate. Borrowings under the credit facility will continue to be reported as long-term debt in the company's financial statements. Banc of America Securities LLC served as lead arranger on the amended facility.

"With this revised credit facility we are increasing our financial flexibility," said J. Hord Armstrong, III, chairman and chief executive officer of D&K Healthcare Resources. "The additional flexibility will help us manage our company during these challenging times and allow us to continue to broaden and grow our business as opportunities arise. We appreciate the long term relationship we have enjoyed with Bank of America and the confidence they continue to show in D&K's ability to work through this difficult industry period."

EARNINGS CALL

The Company will release second quarter financial results on Wednesday, January 26, 2005 before the stock market opens, and will provide a live webcast of its earnings conference call on the same day beginning at 10:00 a.m. Eastern Time. Speakers on the call will include: Hord Armstrong, Chairman and CEO, Martin Wilson, President and COO, and Tom Hilton, Senior Vice President and CFO. The live conference call webcast and replay can be accessed at D&K Healthcare's site, www.dkhealthcare.com. The replay will be available two hours following the completion of the live webcast and for the following 10 business days. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can access the call via www.fulldisclosure.com. Institutional investors can access the call via www.streetevents.com.

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D&K HEALTHCARE RESOURCES $635 MILLION CREDIT FACILITY, 1/10/05       PAGE 2 OF 2

ABOUT D&K HEALTHCARE RESOURCES, INC.

D&K Healthcare Resources, Inc., which had fiscal 2004 sales of $2.5 billion, is a full-service wholesale distributor of branded and generic pharmaceuticals and over-the-counter health and beauty aid products. Headquartered in St. Louis, D&K serves three classes of customers from eight distribution centers: independent and regional pharmacies with locations in one or more of 27 states, primarily in the Midwest, Upper Midwest and South; national accounts that operate locations in multiple regions of the United States; and other healthcare providers including hospitals, alternate-site care providers, and pharmacy benefit management companies in its primary distribution area. D&K also offers a number of proprietary information systems, marketing and business management solutions, and owns Pharmaceutical Buyers, Inc., a leading alternate-site group purchasing service located in Broomfield, CO. More information can be found at www.dkhealthcare.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. The company's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry with many competitors having substantially greater resources than D&K Healthcare, the company's ability to maintain or improve its operating margins with the industry's competitive pricing pressures, the company's customers and suppliers generally having the right to terminate or reduce their purchases or shipments on relatively short notice, the ability to maintain prime vendor status with cooperative buying groups, the availability of investment purchasing opportunities, the company's ability to complete and integrate acquisitions successfully, the changing business and regulatory environment of the healthcare industry in which the company operates, including manufacturers' pricing or distribution policies or practices, changes in private and governmental reimbursement or in the delivery systems for healthcare products, changes in interest rates, and other factors set forth in reports and other documents filed by D&K Healthcare with the Securities and Exchange Commission from time to time. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. D&K Healthcare undertakes no obligation to publicly update or revise any forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations
D&K Healthcare Resources, Inc.
314.727.3485

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